Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements, which we refer to as the Pro Forma Financial Statements, presented below are derived from the historical consolidated financial statements of Yangtze River Port and Logistics Limited (“YRIV”) and Wuhan Economic Development Port Limited (“Wuhan EDP” or “WEDP”). The Pro Forma Financial Statements are prepared as a business combination reflecting YRIV’s acquisition of Wuhan EDP as if the acquisition had been completed on January 1, 2015 for statement of income purposes and as if YRIV’s acquisition of Wuhan EDP had been completed on March 31, 2018, for balance sheet purposes.

The Pro Forma Financial Statements are developed from (a) the unaudited consolidated financial statements of YRIV for the quarterly period ended March 31, 2018, (b) the unaudited consolidated financial statements of Wuhan EDP for the quarterly period ended March 31, 2018, (c) the audited consolidated financial statements of YRIV for the years ended December 31, 2017, 2016 and 2015, and (d) the audited consolidated financial statements of Wuhan EDP for the years ended December 31, 2017, 2016 and 2015.

The historical financial statements have been adjusted to give effect to pro forma events that are related and/or directly attributable to the business combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the Pro Forma Financial Statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the business combination.

The historical financial statements of YRIV and Wuhan EDP have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US Dollars. The Pro Forma Financial Statements included herein are prepared under US GAAP and presented in US Dollars. Following the consummation of the business combination, the combined entity intends to prepare its consolidated financial statements under US GAAP and present such consolidated financial statements in US Dollars.

The historical financial information of YRIV was derived from the unaudited financial statements of YRIV for the three months ended March 31, 2018 and 2017 in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and the audited financial statements of YRIV for the years ended December 31, 2017, 2016 and 2015 were included its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017.. The historical financial information of Wuhan EDP was derived from the unaudited financial statements of Wuhan EDP for the three months ended March 31, 2018 and 2017 and the audited financial statements of Wuhan EDP for the years ended December 31, 2017, 2016 and 2015 are included elsewhere in Amendment No. 2 to the Registration Statement on this Form S-3. This information should be read together with YRIV and Wuhan EDP’s audited and unaudited financial statements and related notes, and “Wuhan Economic Development Port Limited - Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Amendment No. 2 to the Registration Statement on Form S-3.

The Pro Forma Financial Statements are for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the Pro Forma Financial Statements as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. YRIV and Wuhan EDP have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS AT MARCH 31, 2018

(In USD)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$694,920	$75,114	(41,128	)(b1)	$728,906
Accounts receivable	-	528,056			528,056
Advance to suppliers	-	103,536			103,536
Other receivables and prepayments	4,454,989	1,651,602	(2,806,247	)(b1)	3,300,344
Inventories	-	26,250			26,250
Total current assets	5,149,909	2,384,558			4,687,092

Non-current assets
Property and equipment, net	60,455	64,654,393	(54,338	)(b1)	64,660,510
Land use rights, net	-	114,866,193			114,866,193
Port operating rights, net	-	243,411,948			243,411,948
Other intangible assets, net	-	252,938			252,938
Goodwill	-	-	24,093,339	(b3)	24,093,339
Real estate property completed	32,654,696	-	(32,654,696	)(b1)	-
Real estate properties and land lots under development	378,228,271	-	(378,228,271	)(b1)	-
Deferred tax assets	6,354,881	7,603	(6,354,881	)(b1)	7,603
Total non-current assets	417,298,303	423,193,075			447,292,531

Total Assets	$422,448,212	$425,577,633			$451,979,623

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable	$5,701,257	$106,427	(5,701,257	)(b1)	$106,427
Interest payable	-	63,976			63,976
Accrued expenses and other current liabilities	50,267,469	3,977,306	(35,908,272	)(b1)	18,336,503
Due to related parties	34,510,347	12,704,758	(33,235,343	)(b1)	13,979,762
Convertible note	79,303,316	0	91,000,000	(a)	170,303,316
Current loans payable	-	2,913,822			2,913,822
Total current liabilities	169,782,389	19,766,289			205,703,806

Non-current loans payable	45,846,414	37,575,892	(45,846,414	)(b1)	37,575,892
Deferred revenue	-	1,880,516			1,880,516
Total non-current liabilities	45,846,414	39,456,408			39,456,408

Total Liabilities	215,628,803	59,222,697			245,160,214

Equity
Common stock	17,234	-			17,234
Paid-in capital	-	20,993,245	(20,993,245	)(b2)	-
Additional paid-in capital	243,614,178	411,215,520	(411,215,520	)(b2)	243,614,178
Accumulated losses	(44,288,454)	(62,557,346)	62,557,346	(b2)	(44,288,454)
Accumulated other comprehensive loss	7,476,451	(3,296,483)	3,296,483	(b2)	7,476,451
Total Equity	206,819,409	366,354,936			206,819,409

Total Liabilities and Equity	$422,448,212	$425,577,633			$451,979,623

Note A - Derived from the unaudited historical condensed balance sheet of Yangtze River Port and Logistics Limited as at March 31, 2018.

Note B - Derived from the unaudited historical condensed balance sheet of Wuhan Economic Development Port Limited as at March 31, 2018.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(In USD)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		As Adjusted

Revenue	$-	$746,585			$746,585
Costs of revenue	-	(679,296)			(679,296)
Gross profit (loss)	-	67,289			67,289

Selling, general and administrative expenses	(1,149,088)	(2,198,174)	442,717	(c)	(2,904,545)
Loss from operations	(1,149,088)	(2,130,885)			(2,837,256)

Other income (expenses)
Other income, net	1,543	9,346			10,889
Interest income	22	44			66
Interest expenses	(2,182,807)	(531,748)	678,655	(c)	(2,035,900)
Total other expenses	(2,181,242)	(522,358)			(2,024,945)

Loss before income taxes	(3,330,330)	(2,653,243)			(812,311)
Income taxes benefits	280,343	-	(280,343	)(c)	-
Net loss	$(3,049,987)	$(2,653,243)			$(812,311)

Net loss attributable to:
- Common shareholders	(3,049,987)	(2,653,243)			(812,311)
- Non-controlling interests		-			-

Loss per share - basic and diluted					(0.00)

Weighted average shares outstanding
Basic					172,344,446
Diluted					172,344,446

Note A - Derived from the unaudited historical condensed statement of operations of Yangtze River Port and Logistics Limited for the three months ended March 31, 2018.

Note B - Derived from the unaudited historical condensed statement of operations of Wuhan Economic Development Port Limited for the three months ended March 31, 2018.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In USD)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		As Adjusted

Revenue	$-	$2,217,747			$2,217,747
Costs of revenue	-	(2,418,276)			(2,418,276)
Gross profit (loss)	-	(200,529)			(200,529)

Selling, general and administrative expenses	(5,076,347)	(8,822,677)	1,941,533	(c)	(11,957,491)
Loss from operations	(5,076,347)	(9,023,206)			(12,158,020)

Other income (expenses)
Other income, net	7,284	77,002	590	(c)	84,876
Interest income	296	357	(109	)(c)	544
Interest expenses	(8,221,483)	(2,196,698)	2,221,483	(c)	(8,196,698)
Total other expenses	(8,213,903)	(2,119,339)			(8,111,278)

Loss before income taxes	(13,290,250)	(11,142,545)			(20,269,298)
Income taxes benefits	1,040,873	-	(1,040,873	)(c)	-
Net loss	$(12,249,377)	$(11,142,545)			$(20,269,298)

Net loss attributable to:
- Common shareholders	$(12,249,377)	$(10,869,492)			$(19,996,245)
- Non-controlling interests	$-	$(273,053)			$(273,053)

Loss per share - basic and diluted					$(0.11)

Weighted average shares outstanding
Basic					188,465,024
Diluted					172,344,446

Note A - Derived from the audited historical condensed statement of operations of Yangtze River Port and Logistics Limited for the year ended December 31, 2017.

Note B - Derived from the audited historical condensed statement of operations of Wuhan Economic Development Port Limited for the year ended December 31, 2017.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(In USD) (Unaudited)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		As Adjusted

Revenue	$-	$545,711			$545,711
Costs of revenue	-	(543,371)			(543,371)
Gross profit (loss)	-	2,340			2,340

Selling, general and administrative expenses	(747,206)	(2,146,428)	(510,965	)(c)	(3,404,599)
Loss from operations	(747,206)	(2,144,088)			(3,402,259)

Other income (expenses)
Other income, net	-	9,195			9,195
Interest income	38	92	(5	)(c)	125
Interest expenses	(2,127,056)	(571,292)	627,056	(c)	(2,071,292)
Total other expenses	(2,127,018)	(562,005)			(2,061,972)

Loss before income taxes	(2,874,224)	(2,706,093)			(1,340,287)
Income taxes benefits	284,503	-	(284,503	)(c)	-
Net loss	$(2,589,721)	$(2,706,093)			$(1,340,287)

Net loss attributable to:
- Common shareholders	(2,589,721)	(2,639,013)			(1,273,207)
- Non-controlling interests		(67,080)			(67,080)

Loss per share - basic and diluted					(0.01)

Weighted average shares outstanding
Basic					238,936,113
Diluted					238,936,113

Note A - Derived from the unaudited historical condensed statement of operations of Yangtze River Port and Logistics Limited for the three months ended March 31, 2017.

Note B - Derived from the unaudited historical condensed statement of operations of Wuhan Economic Development Port Limited for the three months ended March 31, 2017.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In USD)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		As Adjusted

Revenue	$-	$1,581,575			$1,581,575
Costs of revenue	-	(2,404,920)			(2,404,920)
Gross profit (loss)	-	(823,345)			(823,345)

Selling, general and administrative expenses	(5,448,523)	(9,294,898)	2,149,618	(c)	(12,593,803)
Loss from operations	(5,448,523)	(10,118,243)			(13,417,148)

Other income (expenses)
Other income, net	3,413	87,545			90,958
Interest income	229	1,336	(34	)(c)	1,531
Interest expenses	(8,424,794)	(2,535,209)	2,424,794	(c)	(8,535,209)
Total other expenses	(8,421,152)	(2,446,328)			(8,442,720)

Loss before income taxes	(13,869,675)	(12,564,571)			(21,859,868)
Income taxes benefits	1,143,595	3,405	(1,143,595	)(c)	3,405
Net loss	$(12,726,080)	$(12,561,166)			$(21,856,463)

Net loss attributable to:
- Common shareholders	$(12,726,080)	$(12,274,935)			$(21,570,232)
- Non-controlling interests	$-	$(286,231)			$(286,231)

Loss per share - basic and diluted					$(0.12)

Weighted average shares outstanding
Basic					177,459,678
Diluted					177,459,678

Note A - Derived from the audited historical condensed statement of operations of Yangtze River Port and Logistics Limited for the year ended December 31, 2016.

Note B - Derived from the audited historical condensed statement of operations of Wuhan Economic Development Port Limited for the year ended December 31, 2016.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(In USD)

	Historical		Pro forma
	YRIV - Note A	WEDP - Note B	Adjustments		As Adjusted

Revenue	$-	$1,036,243			$1,036,243
Costs of revenue	-	(2,072,536)			(2,072,536)
Gross profit (loss)	-	(1,036,293)			(1,036,293)

Selling, general and administrative expenses	(4,559,223)	(7,721,666)	2,510,867	(c)	(9,770,022)
Loss from operations	(4,559,223)	(8,757,959)			(10,806,315)

Other income (expenses)
Other income, net	(2,363)	56,081	2,214	(c)	55,932
Interest income	55	1,639	(55	)(c)	1,639
Interest expenses	(3,199,031)	(3,380,941)	3,001,771	(c)	(3,578,201)
Total other expenses	(3,201,339)	(3,323,221)			(3,520,630)

Loss before income taxes	(7,760,562)	(12,081,180)			(14,326,945)
Income taxes benefits	1,378,700	(46,577)	(1,378,700	)(c)	(46,577)
Net loss	$(6,381,862)	$(12,127,757)			$(14,373,522)

Net loss attributable to:
- Common shareholders	$(6,381,862)	$(12,127,703)			$(14,373,468)
- Non-controlling interests	$-	$(54)			$(54)

Loss per share - basic and diluted					$(0.09)

Weighted average shares outstanding
Basic					151,682,554
Diluted					151,682,554

Note A - Derived from the audited historical condensed statement of operations of Yangtze River Port and Logistics Limited for the year ended December 31, 2015.

Note B - Derived from the audited historical condensed statement of operations of Wuhan Economic Development Port Limited for the year ended December 31, 2015.

Notes to the Pro Forma Financial Statements

1. Description of Transactions

On December 26, 2017, Yangtze River Port and Logistics Limited (the “Company”) entered into an agreement (the “Purchase Agreement”) with shareholders holding 100% of the equity interest (the “Acquiree Shareholders”) of Wuhan Economic Development Port Limited (the “Acquiree”) to acquire all the interests of Acquiree; and the Acquiree Shareholders will acquire all the equity interest held by the Company in Energetic Mind Limited, a BVI company and a wholly-owned subsidiary of the Company. Energetic Mind Limited holds 100% interest in Ricofeliz Capital (HK) Ltd., a Hong Kong company that holds 100% capital stock of Wuhan Yangtze River Newport Logistics Co., Ltd., a wholly foreign-owned enterprise formed under the laws of the People’s Republic of China that primarily engages in the business of real estate and infrastructural development with a port logistics center located in Wuhan, Hubei Province of China.

The consideration of the acquisition transaction will be first offset against both parties of the target companies leaving the balance of RMB 600 million (or approximately USD $91 million) to be paid by the Company to the Acquiree Shareholders.

2. Pro Forma Adjustments

(a)	The Pro Forma Balance Sheet has been adjusted to record the issuance of $91,000,000 of YRIV convertible note for cash as part of the consideration of the acquisition transaction

(b)	This entry reflects the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill as follows:

		Energetic
	Cash	Mind Limited	Total
Total consideration: cash and 100% equity interest of Energetic Mind Limited	$91,000,000	$299,448,275	$390,448,275	(b1)

Preliminary estimate of fair value of identifiable net assets acquired			$366,354,936	(b2)

Goodwill			$24,093,339	(b3)

(c)	This entry reflects the elimination of the income and expenses due to the disposition of Energetic Mind Limited.